Exhibit 5.1

555 California Street 12th Floor San Francisco, CA9404	415.875.2300 Fenwick.com

June 13, 2024

Stoke Therapeutics, Inc.

45 Wiggins Avenue

Bedford, Massachusetts 01730

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to Stoke Therapeutics, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 13, 2024 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of 10,843,681 shares of common stock, par value $0.0001 per share (the “Shares”), for offer and resale by the selling stockholders described and listed in the Registration Statement (the “Selling Stockholders”). The Shares may be sold from time to time by the Selling Stockholders as set forth in the Registration Statement and the prospectus contained within the Registration Statement (the “Prospectus”).

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company (the “Opinion Certificate”). We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of the Shares there will not have occurred any change in the law or the facts affecting the validity of the Shares, (ii) at the time of the offer, issuance and sale of the Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iii) no future amendments will be made to the Company’s current certificate of incorporation, as amended from time to time, or the Company’s bylaws that would be in conflict with or inconsistent with the Company’s right and ability to issue the Shares and (iv) at the time of the issuance and sale of the Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.

Based upon the foregoing, and subject to the qualifications and exceptions contained herein, we are of the following opinion: the Shares that may be sold by the Selling Stockholders pursuant to the Registration Statement and the Prospectus are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Concluding Paragraph Follows on Next Page]

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/S/ FENWICK & WEST LLP

FENWICK & WEST LLP